UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 23, 2010
EMULEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-31353 (Commission File No.)	51-0300558 (IRS Employer Identification No.)
3333 Susan Street
Costa Mesa, California 92626
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (714) 662-5600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURE
Exhibit Index
EX-99.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) Appointment of Officers. Effective August 24, 2010, the Board of Director of Emulex Corporation (the “Company”) appointed Jeffrey W. Benck to serve as the President and Chief Operating Officer of the Company. Mr. Benck had previously served as the Company’s Executive Vice President and Chief Operating Officer. James M. McCluney, who had previously served as the Company’s President and Chief Executive Officer, will remain as the Company’s Chief Executive Officer and will continue to serve as the Company’s principal executive officer.
     Mr. Benck joined the Company in May 2008 as Executive Vice President and Chief Operating Officer. From April 2007 to March 2008, prior to joining the Company, Mr. Benck was President and Chief Operating Officer of QLogic Corporation, a supplier of storage networking solutions. Prior to joining QLogic Corporation, Mr. Benck worked for International Business Machines Corporation, a global leader in information technology and services, for 18 years.
     A copy of the press release announcing the changes in status described above is furnished as Exhibit 99.1 hereto, and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.
(e) Adoption of Performance-Based Shares. The executive officers of the Company are eligible to receive equity awards under the Company’s 2005 Equity Incentive Plan, as amended (the “2005 Plan”). In determining the size of grants of equity-based awards under the 2005 Plan, the Compensation Committee of the Board of Directors considers the level of overall compensation of each executive officer as well as prior grants to the executive officer, the executive’s prior performance and his or her expected contributions during the succeeding fiscal years. Effective August 23, 2010, the Compensation Committee approved the granting of “performance-based shares” during its 2011 fiscal year to certain of its executive officers, which performance-based shares shall consist of equity-based awards targeted specifically to the achievement of certain financial targets.
     Specifically, a total of 10% of the equity-based awards eligible to be granted to the Company’s Chief Executive Officer, President and Chief Operating Officer, and Executive Vice President and Chief Financial Officer will be designated as “performance-based shares.” The performance-based shares will be awarded to these executive officers based on the percentage of the Company’s revenue growth for fiscal 2011 over fiscal 2010 as compared to the percentage of revenue growth of certain designated peer companies over the same period. The percentage of the targeted amount of performance-based shares to be granted to each of these executive officers will range from 200% of the targeted performance-based shares if the Company’s total revenues places it in the 90th percentile relative to its peer companies down to 0% of the targeted amount if the Company’s total revenues places it below the 25th percentile relative to its peer companies. All performance-based shares shall take the form of restricted stock units granted under the 2005 Plan and will be granted on September 2, 2011 based on the Company’s performance for its 2011 fiscal year. Any restricted stock units issued will vest 30% upon grant, 30% on the first yearly anniversary of grant and 40% on the second yearly anniversary of grant.
     Changes in Base Salaries. Effective August 24, 2010, the Compensation Committee of the Board of Directors of the Company approved an increase in the annual base salaries of Paul Folino (Executive Chairman), Jeffrey Benck (President and Chief Operating Officer) and Michael Rockenbach (Executive Vice President, CFO) to $609,000 (from $604,000), $439,302 (from $413,621) and $382,987 (from $366,978), respectively.

     Amendment to Executive Incentive Plan. The Company maintains an Executive Incentive Plan (the “Incentive Plan”) which is intended to provide incentives to executive officers and other participants in the form of quarterly cash bonus payments based on Company performance against net revenue and net operating income targets established periodically and, in certain circumstances, other specified business goals. Each executive officer of the Company has a quarterly target award opportunity expressed as a percentage of quarterly gross base salary at the end of the quarter in question. The quarterly target award opportunity for the executives range from 10% to 100% of quarterly base salary (the “target award percentage”). Effective August 24, 2010, the Compensation Committee of the Board of Directors of the Company approved certain amendments to the Incentive Plan. In particular, the Incentive Plan was amended to modify the target award opportunities for certain categories of executives (within the same range of target award percentages described above). In connection with these changes, with respect to the Company’s named executive officers, the target award percentage of the Company’s Chief Executive Officer was increased to 100% (from 90%).
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description
99.1	Press Release dated August 26, 2010

3

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMULEX CORPORATION
Date: August 26, 2010	BY:	/s/ James M. McCluney
James M. McCluney,
Chief Executive Officer

4

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated August 26, 2010

5